May 23, 2000


Mr. Spence F. Eccles
Chairman and CEO
First Security Corporation

Dear Spence:

It is with regret that I submit my resignation as a director of First Security Corporation. My family's current business plans and activities and how they may impact our ownership of First Security Corporation stock suggest that it is not appropriate that I continue as a director.

Our family is grateful to you for the vision and leadership that you have exhibited in the nearly seven years since First National Bank in Albuquerque became a part of the First Security family. I am also grateful to each of my fellow directors for their efforts on behalf of the company and for the cordial association I have enjoyed with them.

Please accept my sincere thanks for all that you have done for our family and for the personal courtesies and assistance you have extended to me personally. I will always value the lessons learned in my association with you and the fine group of colleagues you have assembled at First Security. My family and I will continue to follow the affairs of the company as it merges into Wells Fargo with a keen interest and sense of pride at being a part of both its illustrious past and its bright and promising future.

Sincerely,

                                                            /s/ Joseph G. Maloof

Joseph G. Maloof